Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$3,000,000	$92.10

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $92.10 is offset against the registration fee due for this offering and of which $1,215,662.22 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 248
(To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)

U.S.$3,000,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

FX Basket-Linked Notes

Due December 22, 2008

Because these notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying prospectus supplement, dated May 30, 2006 (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”).  Terms used here have the meanings given to them in the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

General:
• Senior unsecured obligations of Lehman Brothers	• The Additional Amount is a single U.S. dollar amount
Holdings Inc.	equal to
• CUSIP: 52517P2G5	the principal amount of the notes multiplied by:
• ISIN: US52517P2G58	(A) 4.00%, if the Basket Return is less than or equal to 0.0;
• The notes are designed for investors who believe that the	or
Reference Currencies will have appreciated relative to the	(B) the product of the Leverage times the Basket Return, if
U.S. dollar on the Valuation Date.	the Basket Return is greater than 0.0.
• Reference Currency: Each of the Hong Kong Dollar	• Leverage: 190%
(HKD), Indian Rupee (INR), Turkish Lira (TRY) and	• Basket Return: The sum of the Weighted Currency
Chinese Renminbi (CNY) (collectively, the “Reference	Returns.
Currencies”).	• Weighted Currency Returns: For each Reference Currency,
• Basket: The Basket will be comprised of the four	the product of the Weighting for such Reference Currency
Reference Currencies. Each of the HKD, INR, TRY and	times a quotient, the numerator of which is the difference
CNY makes up a portion of the Basket with a weighting	of the Initial Reference Currency Rate for such Reference
(the “Weighting”), on the date of this pricing supplement,	Currency minus the Settlement Rate for such Reference
of 25%.	Currency and the denominator of which is the Settlement
• Maturity Date: December 22, 2008	Rate for such Reference Currency.
• Valuation Date: December 16, 2008; provided that, upon	• Initial Reference Currency Amounts:
the occurrence of a Disruption Event (as defined in
“Description of the Notes” below) with respect to a		Initial Reference
Reference Currency, the Valuation Date for the affected	Currency	Currency Rate
Reference Currency may be postponed (as described in	HDK	7.8190
“Description of the Notes” below).	INR	40.90
• The notes are 100% principal protected if held to	TRY	1.3235
maturity.	CNY	7.6260
• Denominations: U.S.$1,000 and whole multiples of
U.S.$1,000 in excess thereof.	• Settlement Rate: For each Reference Currency, the
Payments:	Reference Exchange Rate on the Valuation Date
• No interest payments during the term of the notes.	determined in accordance with the applicable Settlement
• Each note will receive a single U.S. dollar payment on	Rate Option (as defined in “Description of the Notes”
the Maturity Date equal to the principal amount of the	below) subject to the occurrence of a Disruption Event
notes plus the Additional Amount, if any, which payment	(as defined in “Description of the Notes” below).
is linked to the Basket Return.	• Reference Exchange Rates: The spot exchange rate for each of the Reference Currencies quoted against the U.S. dollar expressed as the number units of the Reference Currency per USD 1.

Investing in the notes involves risks.  Risk Factors begin on page S-4 of the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100%	U.S.$3,000,000
Underwriting discount	0%	U.S.$0
Proceeds to Lehman Brothers Holdings Inc.	100%	U.S.$3,000,000

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about June 21, 2007.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities.  It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions.  Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

June 15, 2007

SUMMARY INFORMATION — Q&A

This summary highlights selected information from this pricing supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this pricing supplement, the MTN prospectus supplement and the base prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section on page S-4 of the MTN prospectus supplement to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes will be a series of our senior debt that are linked to a basket (the “Basket”) that measures the performance of Hong Kong Dollar (HKD), Indian Rupee (INR), Turkish Lira (TRY) and Chinese Renminbi (CNY) relative to the U.S. dollar (USD). We refer to HKD, INR, TRY and CNY as the Reference Currencies. Each of the HKD, INR, TRY and CNY makes up a portion of the Basket with a weighting, on the date of this pricing supplement, of 25%.

The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings Inc., except subordinated debt, and will mature on December 22, 2008 (or if such day is not a New York business day, the next succeeding New York business day).

What payments will I receive on the notes before maturity?

None. Unlike ordinary debt securities, the notes do not pay interest before maturity.

What will I receive if I hold the notes until the stated maturity date?

We have designed this type of note for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in a possible increase in the value of the Reference Currencies relative to the U.S. dollar. At maturity, you will receive a payment equal to the sum of:

•                  the principal amount of the notes; and

•                  the Additional Amount, if any.

As a result, if you hold the notes until maturity, you will not receive less than the principal amount.

How will the Additional Amount be calculated?

The Additional Amount is a single U.S. dollar amount equal to the principal amount of the notes multiplied by:

(A) 4.00%, if the Basket Return is less than or equal to 0.0; or

(B) the product of the Leverage times the Basket Return, if the Basket Return is greater than 0.0.

The Basket Return is the sum of the Weighted Currency Returns. The Weighted Currency Return for each Reference Currency is the product of the Weighting for such Reference Currency times a quotient, the numerator of which is the difference of the Initial Reference Currency Rate for such Reference Currency minus the Settlement Rate for such Reference Currency and the denominator of which is the Settlement Rate for such Reference Currency.

The Initial Reference Currency Rate for each Reference Currency is as follows:

Currency	Initial Reference Currency Rate
HKD	7.8190
INR	40.90
TRY	1.3235
CNY	7.6260

The Settlement Rate for each Reference Currency is the Reference Exchange Rate on the Valuation Date observed in accordance with the applicable Settlement Rate Option (as defined in “Description of the Notes” below), subject to the occurrence of a Disruption Event (as defined in “Description of the Notes” below).

The Valuation Date is December 16, 2008; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Description of the Notes” below).

The Reference Exchange Rates are the spot exchange rate for each of the Reference Currencies quoted against the U.S. dollar expressed as the number units of the Reference Currency per USD 1.

The Leverage is 190%.

For further information concerning the calculation of the Additional Amount, see “Description of the Notes” below. You can review hypothetical

Redemption Amount payment examples under “Description of the Notes—Hypothetical Redemption Amount Payment Examples” below.

How will I be able to find the Basket Return at any point in time?

You can obtain the Basket Return at any time by calling your Lehman Brothers sales representative.

You can review the historical performance of the Hong Kong Dollar, Indian Rupee, Turkish Lira and Chinese Renminbi under “Exchange Rates” below.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on page S-4 of the MTN prospectus supplement.

What about taxes?

We intend to treat the notes as contingent payment debt instruments as described under “Certain United States Federal Income Tax Consequences” below and “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN prospectus supplement.

What happens in the event of a Disruption Event?

If the Calculation Agent determines that a Disruption Event (as defined in “Description of the Notes” below) relating to one or more of the Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will determine the Basket Return using:

•                  for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•                  for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with the Fallback Rate Observation Methodology, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. and its subsidiaries (collectively “Lehman Brothers Holdings”) an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth clients worldwide. Lehman Brothers Holdings’ worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary—Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What is the role of Lehman Brothers Inc.?

Lehman Brothers Inc., one of our subsidiaries, will be the agent and the calculation agent for purposes of determining whether the Additional Amount is payable on the Maturity Date as well as determining whether a Disruption Event has occurred. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors—An affiliate of ours may act as calculation agent on the notes, creating a potential conflict of interest between you and us” in the MTN prospectus supplement and “Description of the Notes” below.

Can you tell me more about the effect of hedging activity by Lehman Brothers Holdings?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the Reference Currencies or in other instruments, such as options, swaps or futures, based on the Reference Currencies. This hedging activity could adversely affect the price at which your notes will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

No, the notes will not be listed on a stock exchange.

After the initial offering of the notes, Lehman Brothers Inc. intends to make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun. No assurance can be given as to the liquidity of the trading market for the notes.

DESCRIPTION OF THE NOTES

The U.S.$3,000,000 aggregate principal amount of FX Basket-Linked Notes Due December 22, 2008 offered hereby are Medium-Term Notes, Series I, of Lehman Brothers Holdings Inc.  The CUSIP number for the notes is 52517P2G5 and the ISIN number is US52517P2G58. The notes will be issued in book-entry form only, and will be eligible for transfer through the facilities of DTC or any successor depository. See “Book-Entry Procedures and Settlement” in the base prospectus.

The notes will be issued in minimum denominations of U.S.$1,000 and in integral multiples of U.S.$1,000 in excess thereof, and will have a stated “Maturity Date” of December 22, 2008 or if such day is not a New York business day, the next succeeding New York business day.

The notes are offered as foreign exchange-linked notes with portions of the amount payable at the Maturity Date indexed to the spot exchange rates of a basket of four currencies consisting of the Hong Kong Dollar (HKD), Indian Rupee (INR), Turkish Lira (TRY) and Chinese Renminbi (CNY). Each of the HKD, INR, TRY and CNY (each a “Reference Currency” and, collectively, the “Reference Currencies”) makes up a portion of the “Basket” with a weighting, on the date of this pricing supplement, of 25%.

If held to the Maturity Date, holders of the notes will receive on the Maturity Date a single payment in U.S. dollars in an amount equal to the Redemption Amount as described below. No interest will accrue during the term of the notes and no interest will be payable on the Maturity Date except in the event that the Redemption Amount is not paid when due, as described below.

The “Redemption Amount” for each note will be an amount equal to the sum of the principal amount of each note plus the Additional Amount, if any.  The Additional Amount is linked to the Basket Return, which in turn is based on the spot exchange rates of the Reference Currencies relative to the U.S. dollar. Holders of the notes will receive on the Maturity Date an amount equal to not less than the principal amount of each note, notwithstanding a depreciation of the Reference Currencies as compared to the U.S. dollar.

The “Additional Amount” is a single U.S. dollar amount equal to the principal amount of the notes multiplied by:

(A) 4.00%, if the Basket Return is less than or equal to 0.0; or

(B) the product of the Leverage times the Basket Return, if the Basket Return is greater than 0.0.

The “Basket Return” is the sum of the Weighted Currency Returns. The “Weighted Currency Return” for each Reference Currency is the product of the Weighting for such Reference Currency times a quotient, the numerator of which is the difference of the Initial Reference Currency Rate for such Reference Currency minus the Settlement Rate for such Reference Currency and the denominator of which is the Settlement Rate for such Reference Currency.

The “Leverage” is 190%.

The “Initial Reference Currency Rate” for each Reference Currency as follows:

Currency	Weighting	Initial Reference Currency Rate
HKD	25%	7.8190
INR	25%	40.90
TRY	25%	1.3235
CNY	25%	7.6260

The “Settlement Rate” for each Reference Currency is the Reference Exchange Rate on the Valuation Date, determined in accordance with the applicable Settlement Rate Option (subject to the occurrence of a Disruption Event).

The “Valuation Date” is December 16, 2008; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described below).

The “Reference Exchange Rates” are the spot exchange rates for each of the Reference Currencies quoted against the U.S. dollar expressed as number of currency units per USD 1.

The “Trade Date” is the date hereof.

The “Issue Date” is June 21, 2007.

The “Settlement Rate Option” and “Valuation Business Day” for each Reference Currency are as follows:

Reference Currency	Screen Reference	Valuation Business Day
HKD	1FEE (1)	New York
INR	RBIB	Mumbai

Reference Currency	Screen Reference	Valuation Business Day
TRY	The EUR/TRY fixing rate on ECB37 divided by the EUR/USD fixing rate on ECB37	TARGET
CNY	SAEC	Beijing

(1)          The Hong Kong Dollar/U.S. dollar official fixing rate, expressed as the amount of Hong Kong Dollars per one U.S. dollar, for settlement in two New York business days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FEE to the right of the caption “HKD” at approximately 12.00 p.m. New York time.

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the MTN prospectus supplement.

If a Disruption Event relating to one or more of the Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will determine the Basket Return using:

•                  for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•                  for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with the Fallback Rate Observation Methodology, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

A “Disruption Event” means any of the following events as determined in good faith by the Calculation Agent:

(A)      the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the country for which a Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the “Reference Currency Jurisdiction”) for that Reference Currency to accounts outside that Reference Currency Jurisdiction; or (y) for HKD and TRY only, the conversion of the Reference Currency into USD through customary legal channels;

(B)        the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or

(C)        the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

The notes are not subject to redemption at our option or to repayment at the option of the Holders of the notes prior to the Maturity Date.

In case an event of default (as described in the base prospectus) with respect to any note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Issue Date to but excluding the date of early repayment and will equal, for each note, the Redemption Amount, calculated as though the date of early repayment were the Maturity Date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note for the period from and including the Issue Date to but excluding the date of early repayment will be capped at the Redemption Amount, calculated as though the date of the commencement of the proceeding were the Maturity Date.

Any overdue payment in respect of any note will bear interest until the date upon which all sums due in respect of such note are received by or on behalf of the relevant Holder, at the rate per annum that is the rate for deposits in U.S. dollars for a period of six months that appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first

London business day following such failure to pay. Such rate will be determined by the Calculation Agent.  If interest in respect of overdue amounts is calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

The “Calculation Agent” means Lehman Brothers Inc.

Hypothetical Redemption Amount Payment Examples

The following hypothetical payment examples for this note show scenarios for the Redemption Amount and Additional Amount payable at maturity of the notes, based on the Leverage (190%) and the Initial Reference Currency Rates (each of which were determined on the Trade Date) and the hypothetical values for the Settlement Rates and the resulting Basket Returns (each of which will be determined on the Valuation Date).  The following results are based solely on the hypothetical examples cited; the Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.  Numbers in the examples have been rounded for ease of analysis.

Example 1: HKD, INR, TRY, and CNY each appreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of 0.0784, or 7.84%, which is greater than zero, and therefore an Additional Amount of 14.896% (equal to the Basket Return times the Leverage of 190%), and a Redemption Amount of 114.896%, times the principal amount of the notes.

Because the Basket Return is 0.0784, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,148.96 per $1,000 note (reflecting an Additional Amount of 14.896% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 190% * 0.0784) = $1,148.96

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
HKD	7.8190	7.4281	25%	0.0132
INR	40.9000	37.6280	25%	0.0217
TRY	1.3235	1.2044	25%	0.0247
CNY	7.6260	7.09	25%	0.0188

Basket Return = Sum of Weighted Currency Returns =				0.0784

Example 2: HKD, INR, TRY, and CNY each depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of –0.0901, or  –9.01%, and because the Basket Return is less than zero, an Additional Amount of 4.00%, and a Redemption Amount of 104.00%, times the principal amount of the notes.

Because the Basket Return is –0.0901, which is less than zero, the Redemption Amount payable at maturity is $1,040.00 per $1,000 note (reflecting an Additional Amount of 4.00% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 4.0%) = $1,040.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
HKD	7.8190	8.2100	25%	-0.0119
INR	40.9000	44.9900	25%	-0.0227
TRY	1.3235	1.5088	25%	-0.0307
CNY	7.6260	8.46	25%	-0.0248

Basket Return = Sum of Weighted Currency Returns =				-0.0901

Example 3: HKD and INR appreciate relative to their Initial Reference Currency Rates while TRY and CNY depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of 0.00148, or 1.48%, which is greater than zero, and therefore an Additional Amount of 2.812% (equal to the Basket Return times the Leverage of 190%), and a Redemption Amount of 102.812%, times the principal amount of the notes.

Because the Basket Return is 0.0148, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,028.12 per $1,000 note (reflecting an Additional Amount of 2.812% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 190% * 0.0148) = $1,028.12

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
HKD	7.8190	6.9589	25%	0.0309
INR	40.9000	38.0370	25%	0.0188
TRY	1.3235	1.4161	25%	-0.0164
CNY	7.6260	8.24	25%	-0.0185

Basket Return = Sum of Weighted Currency Returns =				0.0148

Example 4:  TRY and CNY appreciate relative to their Initial Currency Rates while HKD and INR depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of –0.0115, or  –1.15%, and because the Basket Return is less than zero, an Additional Amount of 4.00%, and a Redemption Amount of 104.00%, times the principal amount of the notes.

Because the Basket Return is –0.0115, which is less than zero, the Redemption Amount payable at maturity is $1,040.00 per $1,000 note (reflecting an Additional Amount of 4.00% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 4.0%) = $1,040.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
HKD	7.8190	8.9919	25%	-0.0326
INR	40.9000	46.6260	25%	-0.0307
TRY	1.3235	1.2838	25%	0.0077
CNY	7.6260	6.48	25%	0.0441

Basket Return = Sum of Weighted Currency Returns =				-0.0115

Example 5:  HKD and TRY appreciate relative to their Initial Reference Currency Rates while INR and CNY depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of 0.0439, or 4.39%, which is greater than zero, and therefore an Additional Amount of 8.341% (equal to the Basket Return times the Leverage of 190%), and a Redemption Amount of 108.34%, times the principal amount of the notes.

Because the Basket Return is 0.0439, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,083.41 per $1,000 note (reflecting an Additional Amount of 8.341% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 190% * 0.0439) = $1,083.41

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
HKD	7.8190	7.1153	25%	0.0247
INR	40.9000	42.9450	25%	-0.0119
TRY	1.3235	1.1382	25%	0.0407
CNY	7.6260	7.9310	25%	-0.0096

Basket Return = Sum of Weighted Currency Returns =				0.0439

EXCHANGE RATES

General

The notes are designed to allow investors to participate in spot exchange rate movements of the Reference Currencies relative to the U.S. dollar. The Reference Currencies consist of the Hong Kong Dollar (HKD), Indian Rupee (INR), Turkish Lira (TRY) and Chinese Renminbi (CNY), each of which makes up a portion of the Basket with a weighting, on the Trade Date, of 25%.

Historical Data on the Reference Currencies

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending June 6, 2004 through the week ending June 10, 2007 using historical data obtained from Reuters; neither we nor Lehman Brothers Inc. make any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Value are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts. The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Value or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Historical Basket Return

The following chart shows the hypothetical Basket Return at the end of each week in the period from the week ending June 6, 2004 through the week ending June 10, 2007, based on the hypothetical composite performance of the Reference Currencies using data obtained from Reuters; neither we nor Lehman Brothers Inc. make any representation or warranty as to the accuracy or completeness of this data. The Basket Return was indexed to a level of 0.0 based upon the Reference Exchange Rates determined on June 10, 2007, based upon Initial Reference Currency Rates determined on that day. The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Return described above. Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar. For purposes of the notes and the determination of the Additional Amount, the Basket Return will be indexed to 0.0 on the Trade Date.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN prospecus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement (the “Purchase Price”). The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the Purchase Price and to certain dealers at a discount to the Purchase Price. After the initial public offering, the public offering price and the selling terms may from time to time be varied by the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

U.S.$3,000,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

FX Basket-Linked Notes Due December 22, 2008

PRICING SUPPLEMENT

JUNE 15, 2007

(INCLUDING PROSPECTUS SUPPLEMENT
DATED MAY 30, 2006 AND

PROSPECTUS

DATED MAY 30, 2006)

LEHMAN BROTHERS